Exhibit T3A.6

Form No. 11A

Form No. 11

RSA 293-A:2:02

ARTICLES OF INCORPORATION

OF

BROOKSTONE STORES, INC.

THE UNDERSIGNED, ACTING AS INCORPORATOR OF A CORPORATION UNDER THE NEW HAMPSHIRE BUSINESS CORPORATION ACT, ADOPTS THE FOLLOWING ARTICLES OF INCORPORATION FOR SUCH CORPORATION:

FIRST: The name of the Corporation is BROOKSTONE STORES, INC.

SECOND: The aggregate number of shares which the Corporation shall have authority to issue is: one hundred (100).

THIRD: The street address of the initial registered office of the Corporation is c/o Wiggin & Nourie, P.A., 20 Market Street, Manchester, New Hampshire 03101, and the name of its initial registered agent at such address is Thomas P. Manson, Esquire.

FOURTH: The name and address of each incorporator is:

Name	Address
John J. Marren, Jr.	17 Riverside Street Nashua, NH 03062

FIFTH: The capital stock will be sold or offered for sale within the meaning of RSA 421-B (New Hampshire Securities Act).

SIXTH: The liability of a person serving as an officer or director, or both, to the Corporation or its shareholders shall be eliminated and limited to the fullest extent permitted by RSA Chapter 293-A.

Dated: August 10, 1995

/s/ JOHN J. MARREN, JR.
John J. Marren, Jr., Incorporator